EXHIBIT 10.1


                       AMENDED AND RESTATED LOAN AGREEMENT

This Amended and Restated Loan Agreement (the "Loan Agreement") is entered into as of the 31st day of July, 2000, between John Deere Construction Equipment Company, Deere Credit, Inc., and John Deere Company, A Division of Deere & Company (collectively referred to as the "Lender") and RDO Agriculture Equipment Co. ("RDO Agriculture") and RDO Construction Equipment Co. ("RDO Construction") (RDO Agriculture and RDO Construction are collectively referred to herein as the "Borrower"). This Loan Agreement amends and restates in its entirety that certain Loan Agreement dated January 19, 1999.

                                    RECITALS

A. Borrower has requested that Lender extend a line of credit to it for the purposes of providing Borrower with working capital and to finance the acquisition of inventory;

B. Lender is willing to extend Borrower a Line of Credit subject to the terms and conditions of this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants contained in this Loan Agreement and other good and valuable consideration, the receipt and sufficiency of which is expressly acknowledged, the parties agree as follows:

1.   DEFINITIONS.

     When used in this Loan Agreement, the following terms shall have the meanings specified below:

     "Advance" means each sum of money or its equivalent advanced by Lender to Borrower or to a party designated by Borrower, evidenced by a Note For Advance, pursuant to this Loan Agreement.

     "Advance Account" means the account maintained in Borrower's name on Lender's books.

     "Affiliate" shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Persons. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power (i) to vote 10% or more of the securities having ordinary voting power for the election of directors of such corporation or (ii) to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise.

     "Borrowing Base Amount" means, at the time in question, an amount equal to the sum of the Eligible Value of all Eligible Inventory.

     "Borrowing Base Certificate" means a certificate in the form attached hereto as Exhibit A, as amended by Lender from time to time.

     "Business Day" shall mean each day of the year other than Saturdays, Sundays and days on which Deere Credit Services, Inc. is required or authorized to be closed for business.

     "Capitalized Lease Obligations" shall mean, with respect to any person, all Rental obligations of such person which, under GAAP, are or will be required to be capitalized on the books of such Person, in each case taken at the amount thereof accounted for as indebtedness in accordance with such principles.

     "CERCLA" shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as the same may be amended from time to time, 42 U.S.C. ss. 9601 ET SEQ.

     "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to the Code are to the

     Code, as in effect on the effective date of this agreement and any subsequent provisions of the Code, amendatory thereof, supplemental thereto or substituted therefor.

     "Collateral" shall have the meaning given to it in the Security Agreement.

     "Conservative Lending Value" means, with respect to items of Financed Inventory, the amount of gross proceeds which could be expected from the sale of assets, held under ordinary sale conditions (without a compulsion to buy, but with a compulsion to sell) given a reasonable amount of time (not less than 120 days) in which to find a purchaser, with such sale being a completed sale of all assets on an "as is, where is" basis, with all sales made free and clear of all liens and encumbrances. The conservative lending value shall be determined by Lender in its sole discretion, based on a collateral valuation conducted by Lender or its designee of a sample of randomly selected similar items of Borrower's Inventory. The sample subject to the valuation shall consist of not less than 10% of the total number of units on the most recent Borrowing Base Certificate submitted by the Borrower; provided, however, if this results in a sample of less than 200 units, the sample shall be comprised of units of Financed Inventory with a then-current Borrowing base value of not less than 10% of the entire Borrowing Base amount. Conservative Lending Value of each type of Financed Inventory shall be established by an initial valuation and by subsequent annual collateral valuations, and Eligible Values for all Financed Inventory will be adjusted immediately, if necessary, based on such valuations.

     "Consolidated", when used with reference to Current Assets, Current Liabilities, EBIT, Interest Expense, Indebtedness, Liabilities, Net Income, Net Worth or Tangible Net Worth, shall mean the sum of the Current Assets, Current Liabilities, EBIT, Interest Expenses, Indebtedness, Liabilities, Net Incomes, Net Worths or Tangible Net Worths, as the case may be, of the Borrower and its consolidated Subsidiaries, as consolidated after the elimination of intercompany items and, in the case of Net Income, Net Worth and Tangible Net Worth, after appropriate deductions for any minority interests in any Subsidiaries, and, when used with reference to such accounts of any other Person, shall mean the sum of such accounts of such Person and its Consolidated Subsidiaries as so modified.

     "Consolidated Subsidiaries" shall mean, as to the Borrower, the Subsidiaries of the Borrower whose accounts are, in accordance with GAAP, consolidated with those of the Borrower.

     "Dollars" and the sign "$" shall each mean the freely transferable lawful money of the United States of America.

     "EBIT" means, for any period, net income for such period before interest expense and provision for taxes for such period and without giving effect
     (i) to any extraordinary gains or losses and (ii) to any gains or losses from sales of assets other than from sales or rentals of inventory or equipment in the ordinary course of business.

     "Eligible Agriculture Inventory" means Eligible Inventory that Lender, in its absolute discretion, determines is typically used for agricultural purposes.

     "Eligible Construction Inventory" means Eligible Inventory that Lender, in its absolute discretion, determines is typically used for construction, industrial or commercial purposes.

     "Eligible Inventory" means Inventory that the Lender, in its absolute discretion, determines to meet all of the following requirements:

          (a) such Inventory is owned by Borrower and stored at one of its approved locations, pursuant to any Dealer Agreements with Lenders or their successor agreement(s), or is subject to a rental agreement,

          (b) such Inventory is subject to the Security Interest, which is perfected as to such Inventory, and is subject to no other Lien whatsoever other than a Permitted Lien,

          (c) Such Inventory consists of finished goods and not work-in-process or supplies,

          (d) Such Inventory is in a condition that meets all standards imposed by any governmental agency, or department or division thereof, having regulatory authority over such goods, their use or sale,

          (e) such Inventory is currently either usable or salable, at prices approximating at least cost, in the normal course of Borrower's business and is not slow moving or stale, or obsolete

          (f)  such Inventory is located within the United States.

          (g) such Inventory is in the possession or control of the Borrower and not any third party (other than pursuant to the terms of a rental agreement) or if the Inventory is held by a third party for purposes of repairs, such third party has notice of the Security Interest, and Borrower has taken steps as Lender may reasonably require in order to establish and preserve the priority of the Security Interest against secured creditors of the third party or the Borrower,

          (h) if such Inventory is located in a warehouse or other facility leased by the Borrower, the lessor has delivered to the Lender a waiver and consent in form and substance satisfactory to the Lender, and

          (i) such Inventory is not determined by Lender in its absolute discretion to be ineligible for any other reason.

     "Eligible Value" means, with respect to an item of Eligible Inventory, the following, as determined by Lender in its sole discretion:

          (a) The Eligible Value for each item of New Equipment Inventory for the first Loan Year shall be 95% of the Net Book Value of each item of New Equipment Inventory. From time to time thereafter, based upon subsequent collateral valuations, the Eligible Value of each New Equipment Inventory shall be the lesser of (i) Net Book Value, or (ii) the Conservative Lending Value of such item divided by the Net Book Value of such item (determined by the Lender from the most recent collateral valuations) multiplied by a factor of 1.092.

          (b) The Eligible Value for each item of Used Equipment Inventory for the first Loan Year shall be 95% of the Net Book Value of each item of Used Equipment Inventory. From time to time thereafter, based upon subsequent collateral valuations, the Eligible Value of each Used Equipment Inventory shall be the lesser of (1) Net Book Value, or (ii) the Conservative Lending Value of such item divided by the Net Book Value of such item (determined by the Lender from the most recent collateral valuations) multiplied by a factor of 1.092.

     "Environmental Claims" shall mean any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, proceedings (of which the Borrower or any of its Subsidiaries has notice) relating any way to any Environmental Law or any permit issued, or any approval given, under any such Environmental Law (hereafter, "Claims"), including, without limitation, (a) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and (b) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief in connection with the alleged injury or threat of injury to health, safety or the environment due to the presence of Hazardous Materials.

     "Environmental Law" shall mean any applicable Federal, state, foreign or local statute, law, rule, regulation, ordinance, code, guideline, written and binding policy and rule of common law now or hereafter in effect and in each case as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the environment, employee health and safety or Hazardous Materials, including without limitation, CERCLA; RCRA; the Federal Water Pollution Control Act, 33 U.S.C. ss. 1251 ET SEQ.; the Toxic Substances Control Act, 15 U.S.C. ss. 2601 ET SEQ.; the Clean Air Act, 42 U.S.C. ss. 7401 ET SEQ.; the Safe Drinking Water Act, 42 U.S.C. ss. 3803 ET SEQ.; the Oil Pollution Act of 1990, 33 U.S.C. ss. 27001 ET SEQ.; the Emergency Planning and the Community Right-to-Know Act of 1986, 42 U.S.C. ss. 11001 ET SEQ.; the Hazardous Material Transportation Act, 49 U.S.C. ss. 1801 ET SEQ.; and the Occupational Safety and Health Act, 29 U.S.C. ss 651 ET SEQ.; and any state and local or foreign counterparts or equivalents (to the extent applicable), in each case as amended from time to time.

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to ERISA are to ERISA and any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

     "ERISA Affiliate" shall mean each person (as defined in section 3 (9) of ERISA) which together with the Borrower or a Subsidiary of the Borrower would be deemed to be a "single employer" (i) within the meaning of Section 414 (b), (c), (m) or (o) of the Code or (ii) as a result of the Borrower or a Subsidiary of the Borrower being or having a general partner of such person

     "Event of Default" means any event identified in Section 13 hereof.

     "Financed Inventory" shall mean each piece of inventory contained in the most recent schedule of inventory provided in conjunction with the most recent Borrowing Base Certificate.

     "GAAP" shall mean the Generally Accepted Accounting Principles as defined and promulgated by the Financial Accounting Standards Board.

     "Guarantor" shall mean RDO Equipment Co.

     "Guaranty" shall mean the Guaranty agreement executed and delivered contemporaneously herewith.

     "Hazardous Materials" shall mean (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is friable, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls, and radon gas; (b) any chemicals, materials or substances defined as or included in the definition of "hazardous substances," "hazardous waste," "hazardous materials," "extremely hazardous substances," "restricted hazardous waste," "toxic substances," "toxic pollutants," "contaminants," or "pollutants," or words of similar import, under any applicable Environmental Law; and (c) any other chemical, material or substance, the Release of which is prohibited, limited or regulated by any governmental authority.

     "Indebtedness" shall mean, at any time, the principal amount of all debt, including accruals, deferrals and payables, of the Borrower at such time as determined.

     "Interest Expense" means, for any period, the total consolidated interest expense for the Borrower and its Subsidiaries for such period (calculated without regard to any limitations on the payment thereof, plus, without duplication, that portion of Capitalized Lease Obligations of the Borrower and its Subsidiaries representing the interest factor for such period.

     "Inventory" shall mean all whole-good machinery or equipment held for sale by the Borrower, specifically excluding parts, unattached attachments and equipment held by Borrower under lease arrangements.

     "Leaseholds" of any Person shall mean the right, title and interest of such Person a lessee in, to and under leases of land, improvements and/or fixtures.

     "Lien" shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), preference, priority or other security agreement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the Uniform Commercial Code or any other similar recording or notice statute, and any lease having substantially the same effect as any of the foregoing).

     "Line of Credit Amount" has the meaning given to it in Section 4.

     "Line of Credit Rate" means a rate equal to the lesser of (i) "Citibank base rate" (the interest rate announced publicly from time to time by Citibank, N.A. in New York, New York as the base (or "prime") rate it uses in determining the rate of interest it charges on loans) which was in effect at the close of business on the 15th day of the preceding month plus the appropriate additive included in the table immediately following, or
     (ii) the maximum rate of interest allowed by applicable law:

                    LINE UTILIZATION             ADDITIVE
                    ----------------             --------
                    From 0% up to 50%            Minus 0.70%
                    From 50% up to 75%           Minus 0.80%
                    From 75% up to 100%          Minus 0.87%
                    100%                         Minus 0.90%

     "Line of Credit Sublimit" shall mean,

     a. For RDO Agriculture, an amount not to exceed Twenty Million and 00/100 Dollars ($20,000,000.00); and,

     b. For RDO Construction, an amount not to exceed One Hundred Five Million and 00/100 Dollars ($105,000,000.00).

     "Line Utilization" shall mean that percentage derived from the calculation: average outstanding balance for the month in question divided by the Line of Credit Amount, expressed as a percentage.

     "Loan Documents" means this Loan Agreement, the Security Agreement, the Borrowing Base Certificate(s), and all addenda, exhibits, supplements, and amendments hereto.

     "Maximum Borrowing Amount" shall mean an amount equal to the lesser of: (i) the Line of Credit Amount; or, (ii) the aggregate of the Maximum Borrowing Sublimit Amount.

     "Maximum Borrowing Sublimit Amount" shall mean,

     a. For RDO Agriculture, the lessor of: (i) the Line of Credit Sublimit for such Borrower, or (ii) the Borrowing Base Amount for such Borrower calculated using only Eligible Agriculture Inventory as indicated on the most recent Borrowing Base Certificate submitted by Borrower to Lender; and,

     b. For RDO Construction, the lessor of: (i) the Line of Credit Sublimit for such Borrower, or (ii) the Borrowing Base Amount for such Borrower calculated using only Eligible Construction Inventory as indicated on the most recent Borrowing Base Certificate submitted by Borrower to Lender.

     "Maximum Capital and Operating Lease Amount " shall mean Twenty Five Million and 00/100 Dollars ($25,000,000.00).

     "Meaningful Progress" means Borrower's progression toward achieving a level of performance which is consistent with established financial covenants, as defined in Section 11 of this Agreement, within a reasonable period of time agreed upon by Lender and Borrower. If Lender and Borrower do not reach agreement upon Meaningful Progress with respect to a particular financial covenant, Lender will determine in its sole discretion what will constitute Meaningful Progress for that particular financial covenant.

     "Net Book Value" means the cost of an asset, net of all discounts, plus freight and delivery charges and significant repairs that add to the utility of the asset, less any and all accumulated depreciation, expenses and writedowns in valuation assessed against the asset.

     "Net Income" means, as applied to any Person, the net income (or net loss) of Such Person for the period in question after giving effect to deduction of or provision for all operating expenses, all taxes and reserves (including reserves for deferred taxes) and all other proper deductions, all determined in accordance with GAAP, provided that there shall be excluded:

          (a) the net income (or net loss) of any Person in which the Person whose Net Income is being determined or any Subsidiary of such Person has an ownership interest, except, in the case of net income, to the extent that any such income has actually been received by such Person or such Subsidiary in the form of cash dividends or similar distributions,

          (b) any restoration of any contingency reserve, except to the extent that provision for such reserve was made out of income during such period,

          (c) any net gains or losses on the sale or other disposition, not in the ordinary course of business, of Investments, Business Units and other capital assets, provided that there shall also be excluded any related charges for taxes thereon,

          (d) any net gain arising from the collection of the proceeds of any insurance policy,

          (e)  any write-up of any asset, and

          (f)  any other extraordinary item.

     "Net Worth" means, with respect to any Person, such Person's total shareholder's equity (including capital stock, additional paid-in capital and retained earnings, after deducting treasury stock) which would appear as such on a balance sheet of such Person prepared in accordance with GAAP.

     "New Equipment Inventory" means, at any time, all inventory that (a) is less than or equal to one year from date of original manufacturer invoice,
     (b) has not been sold by Borrower, (c) has a manufacturer's invoice showing Borrower purchased the item from the manufacturer and (d) is being held by Borrower for sale or rent to other Persons.

     "Note For Advance" means a promissory note or notes evidencing the Advance substantially in the form of EXHIBIT B, executed by Borrower and payable to the order of Lender, as the same may be replaced, amended, modified, supplemented, restated from time to time, together with any renewals thereof or exchanges or substitutions thereof.

     "Obligation(s)" means all obligations and indebtedness of Borrower to Lender, or any Lender affiliated with Lender, of every kind, nature and description, direct or indirect, absolute or contingent, joint or several, due or to become due, now existing or hereafter arising, including, but not limited to, the Advances and any obligations and indebtedness of Borrower which Lender has acquired, or may in the future acquire, by way of purchase, assignment or otherwise.

     "Operating Lease(s)" shall mean, with respect to any Person, any lease of tangible property whereby all Rentals of such Person which, under GAAP, are or will NOT be accounted for, or shown on the balance sheet, as indebtedness of such Person in accordance with such principles.

     "Orderly Liquidation Value" of any asset shall mean, as determined by a desk top professional opinion of an appraisal company with qualifications and standing acceptable to Lender, an expected gross dollar amount to be realized at an orderly negotiated sale of such asset held within a reasonable period of time as of the date of such opinion.

     "PBGC" means the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

     "Permitted Liens" shall mean:

          (i)       Liens created pursuant to the Security Agreement;

          (ii) inchoate Liens for taxes, assessments or governmental charges or levies not yet due or Liens for taxes, assessments or governmental charges or levies being contested in good faith and by appropriate proceedings for which adequate reserves have been established in accordance with GAAP;

          (iii) Liens in respect of property or assets of the Borrower imposed by law, which were incurred in the ordinary course of business and do not secure Indebtedness for borrowed money, such as carrier's, warehousemen's, materialmen's and mechanics' Liens and other similar Liens arising in the ordinary course of business, and which do not in the aggregate materially detract from the value of the Borrower's property or assets or materially impair the use thereof in the operation of the business or which are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to any such lien;

          (iv) leases and subleases granted to others not materially interfering with the conduct of the business of the Borrower;

          (v) Liens upon assets of the Borrower subject to capital leases (as defined by GAAP), PROVIDED that such Liens only serve to secure the payment of Indebtedness arising under such capital leases and the Liens encumbering the assets giving rise to the capital leases do not encumber any other asset of the Borrower;

          (vi) Liens arising from precautionary UCC financing statement filings regarding operating leases;

          (vii) statutory and common law landlords' Liens under leases to which the Borrower is a party;

          (viii) Liens securing the performance of bids, tenders, leases and contracts in the ordinary course of business and statutory obligations, surety bonds, performance bonds and other obligations of like nature incurred in the ordinary course of business (exclusive of obligations in respect of the payment for borrowed money), PROVIDED that the aggregate amount of any cash and the fair market value of any property subject to such Liens do not exceed one million dollars ($1,000,000.00).

          (ix) Liens arising out of the existence of judgments or awards in respect of which the Borrower shall in good faith be prosecuting an appeal or proceedings for review in respect of which there shall have been secured a substituting stay of execution pending such appeal or proceedings, PROVIDED that the aggregate amount of any cash and the fair market value of any property subject to such Liens do not exceed one million dollars ($1,000,000.00).

          (x) Liens granted by Borrower in favor of Bank of America Leasing and Capital, LLC on any Collateral, PROVIDED the Liens are subject to the Intercreditor Agreements between Lender and these parties. Liens associated with Deutsche Financial and Ag Capital, as creditors, unless these liens interfere with Deere's security interest in the Collateral.

          (xi) Liens to secure Indebtedness arising from perfected purchase money security interests for which the secured party has not received payment in full, PROVIDED the Liens acquired do not encumber any other assets of Borrower.

     "Person" shall mean any individual, partnership, joint venture, firm, corporation, association, limited liability company, trust or other enterprise or any government or political subdivision or any agency, department or instrumentality thereof.

     "Plan" shall mean any pension plan as defined in Section 3 (2) of ERISA, which is maintained or contributed to by (or to which there is an obligation to contribute of) the Borrower or a Subsidiary of the Borrower or an ERISA Affiliate, and each such plan for the five year period immediately following the latest date on which the Borrower, or a Subsidiary of the Borrower or an ERISA affiliate maintained, contributed to or had an obligation to contribute to such plan.

     "RCRA" shall mean the Resource Conservation and Recovery Act, as the same may be amended from time to time, 42 U.S.C. ss. 6901 ET SEQ.

     "Real Property" of any Person shall mean all the right, title and interest of such Person in and to land, improvements and fixtures, including Leaseholds.

     "Release" shall mean the disposing, discharging, injecting, spilling, pumping, leaking, leaching, dumping, emitting, escaping, emptying, pouring or migrating, into or upon any land or water or air, or otherwise entering into the environment.

     "Rental(s)" means, as of the date of determination thereof, all fixed payments (including as such all payments which the lessee is obligated to make to the lessor on termination of the lease or surrender of the property) payable by the Borrower, as lessee or sub-lessee under a lease of real or personal property, but shall be exclusive of any amounts required to be paid by the Borrower (whether or not designated as rents or additional rents) on account of maintenance, repairs, insurance, taxes and similar charges. Fixed rents under any so-called "percentage leases" shall be computed solely on the basis of the minimum rents, if any, required to be paid by the lessee regardless of sales volume or gross revenues.

     "Reportable Event" shall mean an event described in Section 4043 (c) of ERISA with respect to a Plan that is subject to Title IV of ERISA other than those events as to which the 30-day notice period is waived under subsection .22, .23, .25, .27 or .28 of PBGC Regulation Section 4043.

     "Securities Act" shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

     "Securities Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

     "Security Agreement" shall mean the Amended and Restated Security Agreement between Borrower and Lender executed and delivered contemporaneously herewith, along with any future amendments and modifications thereto.

     "Subsidiary" shall mean, as to any Person, (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at a time owned by such Person and/or one or more Subsidiaries of such Person and (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Subsidiaries of such Person has more than a 50% equity interest at the time.

     "Tangible Net Worth" means, as applied to the Borrower, the excess of the Borrower's consolidated total assets over Borrower's total Consolidated Liabilities at the time in question, after excluding from the definition of assets the amount of all intangible items reflected therein, including, without limitation, (a) any write-up in the book value of an asset resulting from a revaluation thereof subsequent to the date of determination, (b) treasury stock, (c) receivables from Affiliates, (d) unamortized debt discounts and expenses, and (e) patents, trademarks, trade names, goodwill, deferred charges, organizational expenses and all similar items which should properly be treated as intangibles in accordance with GAAP.

     "Termination Date" means October 31, 2000, or if this Loan Agreement is renewed, the annual anniversary date as described in Section 3.

     "UCC" shall mean the Uniform Commercial Code as from time to time in effect in the relevant jurisdiction.

     "Unfunded Current Liability" of any Plan shall mean the amount, if any, by which the actuarial present value of the accumulated plan benefits under the Plan as of the close of its most recent plan year, determined in accordance with actuarial assumptions at such time consistent with Statement of Financial Accounting Standards No. 87, exceeds the sum of (i) the market value of the assets allocable thereto and (ii) $100,000.

     "Used Equipment Inventory" means all Inventory not considered New
     Equipment.

2.   ADVANCES.

     Assuming no Event of Default has occurred and is continuing, Lender shall, until the Termination Date, make Advances to Borrower, up to an amount which when combined with all other outstanding Advances does not exceed the Maximum Borrowing Amount. Each Advance made under this Line of Credit shall be for an amount that shall not be less than Fifteen Thousand and 00/100 dollars ($15,000.00). Request for Advances shall be made to the Lender by means of a document substantially in the form attached hereto as Exhibit B.

3.   TERM.

     This Loan Agreement shall remain in effect for an initial term to October 31, 2000. This Loan Agreement may; however, be renewed for additional one-year terms upon Lender's approval of the application of Borrower at least ninety (90) days before the expiration of the then current term. At the first anniversary date and upon any subsequent renewal, Lender, in its sole discretion, may change the Line of Credit Rate and/or the Line of Credit Amount. Upon termination, the entire outstanding balance, including principal, interest and other charges, shall be due and payable in full on the Termination Date. If renewed, the Termination Date shall be on the anniversary of each October 31.

4.   LINE OF CREDIT AMOUNT.

     The initial Line of Credit Amount shall be One Hundred and Five Million Dollars ($105,000,000.00). The Line of Credit Amount may be amended by Lender from time to time, at Lender's sole discretion. If at any time the aggregate Advances outstanding under each individual Line of Credit Sublimit exceeds the total sum of the Maximum Borrowing Sublimit Amount, Borrower will, within five (5) days after Lender's request therefor, either
     (a) provide additional Collateral acceptable to Lender, or (b) make payments to Lender, in either case in an amount not less than such excess so that the amount of the aggregate Advances does not exceed the total sum of the Maximum Borrowing Sublimit Amount.

     Furthermore, if the aggregate Advances outstanding under all Line of Credit Sublimits exceed the Maximum Borrowing Amount, Borrower will, within fifteen (15) days after Lender's request therefore, make payments to Lender in an amount no less than such excess so that the aggregate Advances outstanding does not exceed the Maximum Borrowing Amount.

5.   CAPITAL AND OPERATING LEASE OBLIGATIONS.

     Lender agrees to make Capital or Operating Leases to Guarantor, Borrower, or any Subsidiary of Guarantor or Borrower, as may from time to time be requested, in such aggregate amounts of no less than Twenty Five Thousand Dollars ($25,000.00), but not exceeding at any one time outstanding an amount equal to the Maximum Capital and Operating Lease Amount. Borrower agrees that the aggregate amount outstanding for such Capital or Operating Leases will reduce the amount available for Advance under Section 4 of this Agreement. For purposes of this Section 5, the aggregate amount of such obligations, at any time, shall be the sum of the remaining aggregate lease payments plus the aggregate stated purchase options, if any.

6.   BORROWING BASE CERTIFICATES.

     Borrower shall provide to Lender a current Borrowing Base Certificate (a) with respect to each month end within twenty (20) days after each such month end and (b) at any time requested by Lender. Borrower acknowledges that Lender may condition making any Advance upon receipt and review of a current Borrowing Base Certificate.

     Borrower shall also provide to Lender a current schedule of inventory in a form acceptable to Lender (a) with respect to each month end within twenty
     (20) days after each such month end and (b) at any time requested by Lender.

     In addition, Borrower shall provide to Lender a monthly schedule of assets pledged to any other lender from which the Borrower has received a line of credit governed by a borrowing base formula in a form acceptable to the Lender (a) with respect to each month end within twenty (20) days after each such month end and (b) at any time requested by Lender.

7.   COLLATERAL AUDIT & EVALUATION.

     Borrower agrees, that until all Advances have been paid in full or this Loan Agreement has been terminated pursuant to Section 3, to pay the actual cost, subject to a mutually agreeable cap, for an annual evaluation to determine the Conservative Lending Value of the Eligible Inventory and Eligible New and Used Inventory (collectively referred to as "Inventory" for purposes of this Section). Lender will bill Borrower the amount and provide Borrower a copy of the appraisal invoice, which will be due upon receipt. Upon the occurrence of or during the continuation of an Event of Default, or if Lender determines that there are changing market conditions, Lender may elect to have Inventory appraised as often as may deemed necessary by Lender. If Lender elects to have the Inventory appraised more frequently than annually, the cost of the additional appraisals will be paid solely by Lender, except during the continuation of an Event of Default, then 75% of the costs shall be borne by Borrower.

     Borrower also agrees, that until all Advances have been paid in full or this Loan Agreement has been terminated pursuant to Section 3, it will permit the Lender, or its designated representatives and agents, to conduct periodic audits and examinations of (a) all Collateral, including, but not limited to, its nature, composition, condition, location, and value, and
     (b) Borrower's books and records including, but not limited to, general ledgers, accounts receivable invoices and agings, accounts payable invoices and agings, and other records as deemed necessary to effectively monitor the Collateral and the quality and accuracy of Borrower's books and records. Borrower further agrees to pay the actual cost of any collateral verifications and one audit or examination per calendar year, limited to a maximum of $20,000 per annum; unless the Borrower is in default as described in Section 13, then there shall be no annual limitation of Borrower's expense. Lender will provide Borrower a copy of the billing invoice, which will be due upon receipt. If Lender elects to have the Collateral and books and records examined more frequently than annually, the cost of the examination will be paid solely by Lender unless an Event of Default has occurred and has not been cured.

     Borrower agrees that the Borrower will not create, incur, assume or suffer to exist any Lien upon or with respect to any Collateral of the Borrower, whether now owned or hereafter acquired, or permit the filing of any financing statement under the UCC or any other similar notice of Lien under any similar recording or notice statute; except for Permitted Liens.

8.   CONDITION PRECEDENT TO ALL LOANS.

     Lender shall not be obligated to make any Advance under this Loan Agreement if, at the time of the making of the proposed Advance, (a) an Event of Default has occurred and is continuing, or (b) the aggregate principal amount of Advances outstanding exceeds, or to be outstanding after giving effect to the proposed Advance would exceed, the Maximum Borrowing Sublimt Amount or the Maximum Borrowing Amount, (c) Borrower's appointment as a John Deere Authorized Industrial/Construction/Agricultural Dealer has been canceled, or (d) there has been a material, adverse change in Borrower's financial condition.

9.   ADVANCE ACCOUNT; MONTHLY STATEMENTS.

     All Advances shall be charged, and payments received by Lender with respect to such Advances shall either (a) be credited, to an account maintained in Borrower's name on Lender's books (the "Advance Account") or (b) be remitted to the seller of equipment from whom Borrower is acquiring New Equipment. Lender shall on a monthly basis render to Borrower Advance Account information, which may be effected by means of posting such information to Lender's data base. Such information shall be deemed to be correct, accepted by and binding upon Borrower unless Lender shall receive a written notice of exceptions from Borrower within thirty (30) days after such information has been rendered to Borrower. Upon Lender's request, Borrower agrees to execute and deliver to Lender such promissory notes of Borrower as Lender shall request to evidence the Advances, but unless and until any such request is made by Lender, the Advance Account and the monthly statements thereof rendered by Lender to Borrower shall constitute the primary evidence of the Advances. Borrower may request Advances, and provide information related to Advances, through its computer terminal, but Lender shall be entitled to assume that any such request or information has been (a) authorized by Borrower and (b) communicated by an authorized representative of Borrower.

10.  INTEREST.

     All Advances shall bear interest payable monthly, at a rate per annum equal to the Line of Credit Rate. Interest shall be calculated by applying a daily rate, which is the Line of Credit Rate divided by 360, to the actual ending daily balance of Borrower's account for each day of the billing cycle.

11.  FINANCIAL COVENANTS.

     Except as otherwise indicated herein, any financial terms used in connection with financial covenants herein are used in accordance with generally acceptable accounting principles. Terms used in this Loan Agreement that are not described in Section 1 of this Loan Agreement are defined in the manual captioned "Comparative Management Review" published by Deere & Company annually.

     For purposes of this Section 11, the financial requirements contained herein will be based on the consolidated financial information of the Guarantor as defined herein.

     The following financial requirements will be maintained as of the end of each quarter beginning with the first full quarter following execution of this Agreement:

     (i) the ratio of Consolidated Total Liabilities minus Subordinated Indebtedness to the sum of Tangible Net Worth plus Subordinated Indebtedness to be less than or equal to 4.5 to 1;

     (ii) the ratio of the Consolidated EBIT on a rolling four-quarter basis to Consolidated Interest Expense at the end of any fiscal quarter for the four-quarter period ending on such quarter-end to be greater than or equal to 1.5 to 1 through January 31, 2001, 1.75 to 1 through January 31, 2002, and 2.0 to 1 thereafter.

     Further, the following financial requirement(s) will be maintained as of the end of each fiscal year:

     (i) the Tangible Net Worth plus Subordinated Indebtedness at any time must be greater than $50 million plus one half of the positive Consolidated Net Income for the fiscal year ending January 31, 2000, and for each subsequent fiscal year, to be greater than the minimum

          Tangible Net Worth plus Subordinated Indebtedness required for the previous fiscal year-end plus 50% of the positive Consolidated Net Income for the most recent fiscal year then ended.

     Additionally, Borrower agrees to provide Lender with a covenant compliance certificate concurrently with the submission of the required financial statements each quarter detailing each financial covenant, the level of performance required by the financial covenant, and the actual level of performance achieved relating to the financial covenants. Borrower agrees that the Covenant Compliance Certificate shall be certified as true and accurate by a financial officer of Borrower and/or Guarantor.

12.  FINANCIAL REPORTS.

     Borrower agrees that, until the Advances have been paid in full, it will furnish Lender: (a) within one hundred twenty five (125) days after the end of each fiscal year of Borrower, a balance sheet of Borrower as of the end of, and an income statement and a cash flow statement covering, such fiscal year, all prepared in accordance with generally accepted principles and practices of accounting consistently applied, all of which shall have been audited and certified by independent certified public accountants selected by Borrower and satisfactory to Lender; (b) within one hundred twenty five
     (125) days after the end of each fiscal year of Borrower, an annual business plan or operating budget including proforma balance sheet and income statement for the next fiscal year; (c) within fifty (50) days after the end of each calendar quarter of Borrower, a balance sheet of Borrower as of the end of, and an income statement covering, such quarter, all prepared in accordance with generally accepted principles and practices of accounting consistently applied (Form 10-Q, as submitted to the Securities and Exchange Commission, shall be acceptable); and (d) such further information regarding the business affairs and financial condition of Borrower as Lender may reasonably require.

13.  EVENTS OF DEFAULT.

     The following events shall each constitute a default under this Loan Agreement, if such event shall continue for a period of ten (10) Business Days (two (2) Business Days for default on payment of principal or interest) after written notice thereof has been given to Borrower by
     Lender: (a) any breach or failure of Borrower to observe or perform any of its Obligations or undertakings hereunder; (b) any misrepresentation by Borrower to Lender in connection with the business and financial condition or organizational structure of Borrower or any misrepresentation relating to the Collateral; (c) dissolution of Borrower or death or dissolution of any guarantor of, or surety for, Borrower's obligations hereunder; (d) the termination by any Guarantor or surety of a guaranty or suretyship with respect to Borrower; (e) Borrower or any guarantor or surety (i) makes an assignment for the benefit of creditors; or (ii) files or has filed against it a petition in bankruptcy or for the appointment of a receiver and such petition or appointment is not dismissed within sixty (60) days of filing;
     (f) any material reduction in the value of the Collateral or any act of Borrower which imperils the prospect of full performance or satisfaction of Borrower's obligations hereunder; (g) Borrower has concealed, removed, transferred or permitted to be concealed, removed or transferred, any part of its assets, so as to hinder, delay or defraud any of its creditors or in such manner as would be fraudulent under any bankruptcy, insolvency, fraudulent conveyance or similar law; (h) any breach or failure of Borrower to observe or perform any of the promises or covenants in this Agreement, including making Meaningful Progress toward achieving compliance with the requirements described in Section 11; (i) Borrower has voluntarily or involuntarily given up or lost its status as an Authorized John Deere Construction or Agricultural Equipment Dealer; (j) any default by Borrower under its John Deere Construction Dealer Agreement; or (k) any default by Borrower under the John Deere Construction Dealer Finance Agreement it has entered into with John Deere Construction Equipment which is not cured within any applicable cure period.

14.  REMEDIES.

     Upon the occurrence of an Event of Default, Lender shall have, in addition to any and all rights it has under any applicable law or equity (including but not limited to the Uniform Commercial Code), the following rights.

     * to terminate this Loan Agreement immediately and to declare any and all indebtedness or liabilities of Borrower to Lender immediately due and payable without notice or demand.

     * to take immediate and exclusive possession of all Collateral or any part thereof, wherever it may be found, and also may enter any of the premises of Borrower, with or without process of law, without force, wherever the Collateral may be or supposed to be and take possession of, and remove, sell, and dispose of, the Collateral, or any part thereof, at public auction or private sale. Lender reserves the right to bid and become the purchaser at any such sale. Borrower hereby specifically waives any right to judicial proceedings prior to Lender's exercise of this right of "self-help" repossession.

     * to require Borrower to assemble the Collateral and make it available to Lender, at Borrower's expense, at a convenient place designated by Lender.

     * to require Borrower to pay all costs incurred by Lender in the collection of any indebtedness or liabilities owed Lender by Borrower and the enforcement of any obligations of Borrower to Lender, including the costs of repossession, reasonable attorney's fees and other legal expenses.

15.  NOTICE.

     Any notification shall be deemed reasonably and properly given if mailed at least ten (10) days before such disposition, postage prepaid, addressed to Borrower.

16.  WAIVER OF DEFAULTS.

     Lender may, in its sole discretion, waive any Event of Default or, at Borrower's expense, cure any default. Any such waiver in a particular instance or of a particular Event of Default shall not be a waiver of other defaults or the same kind of default at another time.

17.  POWER OF ATTORNEY.

     Borrower hereby designates, constitutes and appoints Lender as attorney-in-fact of Borrower irrevocably and with power of substitution, with authority, after any event of default has occurred, to endorse the name of Borrower on any notes, acceptances, checks, drafts, money orders or other evidences of payment or proceeds of the Collateral that may come into Lender's possession and to do all acts and things necessary and advisable, in the sole discretion of Lender to carry out and enforce this Agreement. All acts of said attorney or designee are hereby ratified and approved and said attorney or designee shall not be liable for any acts of commission or omission nor for any error of judgment or mistake of fact or law. This power of attorney, being coupled with an interest, is irrevocable while any indebtedness to Lender (or any Lender affiliated with Lender) remains unpaid.

18.  TERMINATION.

     Upon termination of this Loan Agreement pursuant to Section 3, the Advances, and all other indebtedness owed to Lender pursuant to any financing arrangement with Lender, will be due and payable on the Termination Date unless Borrower elects to pay such amounts in accordance with the following terms. All indebtedness shall be paid off completely six
     (6) months after the Termination Date, and shall be paid off in six (6) monthly installments. Each installment shall be in an amount which shall be the sum of one-sixth of the principal balance outstanding on the Termination Date plus all accrued interest and other fees to the date of the installment. Provided, that the proportion the total outstanding balance of indebtedness bears to the Borrowing Base Amount shall never be greater than the proportion the total outstanding balance of indebtedness bore to the Borrowing Base Amount on the Termination Date. The total principal balance shall bear interest until completely paid at a rate equal to the Line of Credit Rate. This Section 18 shall not apply to Termination following the occurrence of an Event of Default as described in Section 13.

19.  CHANGE IN OWNERSHIP.

     Borrower agrees to notify Lender in writing within fifteen (15) days of any change in ownership which would require approval of such change as described in the John Deere Industrial Dealer Agreement, the John Deere Agriculture Dealer Agreement or its successor agreement(s).

20.  COMPLIANCE WITH ERISA.

     Each Plan (and each related trust, insurance contract or fund) is in compliance with its terms and with all applicable laws, including without limitation ERISA and the Code, except for any such instances of noncompliance as could not, individually or in aggregate, reasonably be expected to have an adverse effect on the business, operations, properties, assets, liabilities, condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries taken as a whole; each Plan (and each related trust, if any) which is intended to be qualified under Section 401 (a) of the Code has received a determination letter from the Internal Revenue Service to the effect that it meets the requirements of Section 401 (a) and 501 (a) of the Code; no Reportable Event has occurred and is continuing; no Plan which is a multiemployer plan (as defined in Section 4001 (a) (3) of ERISA) is insolvent or in reorganization; no plan has an Unfunded Current Liability; no Plan which is subject to Section 412 of the Code or Section 302 of ERISA has an accumulated funding deficiency, within the meaning of such Sections of the

     Code or ERISA, or has applied for or received a waiver of an accumulated funding deficiency or an extension of any amortization period, within the meaning of Section 412 of the Code or Section 303 or 304 of ERISA; except as could not reasonably be expected to result in any material liability to the Borrower or any of its Subsidiaries, all contributions required to be made with respect to a Plan have been timely made; neither the Borrower nor any Subsidiary of the Borrower nor any ERISA Affiliate has incurred any material liability (including any indirect, contingent or secondary liability) to or on account of a Plan pursuant to Section 409, 502 (i), 502
     (l), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section
     401 (a) (29), 4971 or 4975 of the Code or, to the knowledge of any executive officer of the Borrower, expects to incur any such material liability under any of the foregoing sections with respect to any Plan; no condition exists which presents a material risk to the Borrower or any Subsidiary of the Borrower or any ERISA Affiliate of incurring a material liability to or on account of a Plan pursuant to the foregoing provisions of ERISA and the Code; no proceedings have been instituted to terminate or appoint a trustee to administer any Plan which is subject to Title IV of ERISA; no material action, suit, proceeding, hearing, audit or investigation with respect to the administration, operation or the investment of assets of any Plan (other than routine claims for benefits) is pending or, to the knowledge of any executive officer of the Borrower, expected or threatened; using actuarial assumptions or computation methods consistent with Part 1 of Subtitle E of Title IV of ERISA, the aggregate liabilities of the Borrower and its Subsidiaries and its ERISA Affiliates to all Plans which are multiemployer plans (as defined in Section 4001 (a)
     (3) of ERISA) in the event of a complete withdrawal therefrom, as of the close of the most recent fiscal year of each such Plan ended prior to the date of the most recent Advance, would not exceed an amount that is material to the Borrower and its Subsidiaries taken as a whole; no material lien imposed under the Code or ERISA on the assets of the Borrower or any Subsidiary of the Borrower or any ERISA Affiliate exists or, to the knowledge of any executive officer of the Borrower, is likely to arise on account of any Plan; and the Borrower and its Subsidiaries may cease contributions to or terminate any employee benefit plan maintained by any of them without incurring material liability.

21.  ENVIRONMENTAL MATTERS.

     Borrower shall notify Lender promptly after any officer of the Borrower or its Subsidiaries obtains knowledge thereof, notice of one or more of the following environmental matters, unless such environmental matters could not, individually or when aggregated with all other such environmental matters, be reasonably expected to materially and adversely affect the business, operations, property, assets, liabilities, condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries taken as a whole:

          (i) any pending or threatened Environmental Claim against the Borrower or any of its Subsidiaries or any Real Property owned, leased or operated by the Borrower or any of its Subsidiaries;
          (ii) any condition or occurrence on or arising from any Real Property owned, leased or operated by the Borrower or any of its Subsidiaries that (a) results in noncompliance by the Borrower or any of its Subsidiaries with any applicable Environmental Law or (b) could be expected to form the basis of an Environmental Claim against the Borrower or any of its Subsidiaries or any such Real Property;
          (iii) any condition or occurrence on any Real Property owned, leased or operated by the Borrower or any of its Subsidiaries that could be expected to cause Real Property to be subject to any restrictions on ownership, lease, occupancy, use or transferability by the Borrower or any of its Subsidiaries of such Real Property under any Environmental Law; and
          (iv) the taking of any removal or remedial action in response to the actual or alleged presence of any Hazardous Material on any Real Property owned, leased or operated by the Borrower or any of its Subsidiaries as required by any Environmental Law or any governmental or other administrative agency; PROVIDED, that in any event the Borrower shall deliver to Lender all notices received by the Borrower or any of its Subsidiaries from any government or governmental agency under, or pursuant to, CERCLA which identify the Borrower or any of its Subsidiaries as potentially responsible parties for remediation costs or which otherwise notify the Borrower or any of its Subsidiaries of potential liability under CERCLA.

22.  MODIFICATIONS.

     No modification or change in this Loan Agreement or any related note, instrument or agreement shall bind Lender, unless such changes or modifications shall be in writing signed by Lender. No oral agreements shall be binding on either party.

23.  SEVERABILITY.

     Any provisions hereof contrary to, prohibited by or invalid under applicable laws or regulations shall be inapplicable and deemed omitted herefrom, but shall not invalidate the remaining provisions hereof.

24.  GOVERNING LAW.

     This Loan Agreement shall be governed by, and construed in accordance with, the laws of the State of IOWA, where this Loan Agreement is entered into and accepted.

25.  PARTIES.

     This Loan Agreement shall be binding on and inure to the benefit of Borrower and Lender and their respective successors and assigns, except that Borrower may not assign or transfer any of its rights under this Loan Agreement without the prior written consent of Lender.

26.  ARBITRATION.

     Except as specified below, all actions, disputes, claims and controversies under common law, statutory law or in equity of any type or nature whatsoever (including, without limitation, all torts, contract actions, whether regarding express or implied terms, such as implied covenants of good faith, fair dealing, and the commercial reasonableness of any Collateral disposition, or any other contract claim, all claims of deceptive trade practices or lender liability, and all claims questioning the reasonableness or lawfulness of any act), whether arising before or after the date of this Agreement, and whether directly or indirectly relating to: (a) this Agreement or any amendments and addenda hereto, or the breach, invalidity or termination hereof; (b) any previous or subsequent agreement between Lender and Borrower; or (c) any other relationship, transaction or dealing between Lender and Borrower (collectively, the "Disputes"), will be subject to and resolved by binding arbitration.

     26.1 Any dispute arising out of or relating to this agreement or the breach, termination or validity thereof, shall be determined by arbitration in the Division of the Federal Judicial District having jurisdiction over Des Moines, Iowa in accordance with the provisions of Section 26 and the Commercial Arbitration Rules ("Rules") of the American Arbitration Association ("AAA") in effect on the date of this Agreement by a single arbitrator. If the Dispute involves more than $1 million dollars, three arbitrators shall be selected to hear the dispute. The arbitrator or panel of arbitrators shall base their award on this Agreement and applicable law and judicial precedent and shall accompany their award with a written explanation of the reasons for their award. The arbitration shall be governed by the substantive laws of the State of Iowa applicable to contracts made and to be performed therein and by the arbitration laws of the United States (Title 9, US Code), and judgment upon the award rendered by the arbitrator (s) may be entered in any court having jurisdiction thereof.

     26.2 Every person nominated or recommended to serve as an arbitrator hereunder shall be a lawyer with excellent academic and professional credentials and be a partner in (or of counsel to) a highly respected law firm who has had experience as an arbitrator and at least twenty
           (20) years experience as a practicing attorney specializing in corporate, commercial and financial matters, with expertise in interpreting contracts in the field of law involved in the subject controversy.

     26.3 The arbitrator shall be selected in as provided in this Section 26 and otherwise in accordance with the AAA's Commercial Arbitration Rules in effect on the date of this Agreement, except that each party shall be entitled to strike on a peremptory basis any or all of the names of potential arbitrators on the list submitted to the parties by the AAA as being qualified in accordance with the criteria set forth in paragraph 26.2 hereof. If the parties cannot agree on a mutually acceptable arbitrator from the list submitted by the AAA, the Regional Vice-President of the AAA, under the supervision of the AAA's national department of case administration, shall submit to both parties a second list containing the names of three lawyers meeting the foregoing qualifications, each of whom shall be a member of the AAA's Commercial Finance Disputes Arbitration Panel, and each party shall be entitled to strike one of such names on a peremptory basis, indicating its order of preference with respect to the remaining names, and the selection of the arbitrator shall be made by such Regional Vice-President from among such name(s) which have not been so stricken by either party in accordance with their designated order of mutual preference.

     26.4 Each party will, upon the written request of the other party, provide the other with copies of documents relevant to the issues raised by any claim or counterclaim. Other discovery may be ordered by the arbitrator. Any dispute regarding discovery, including disputes as to the need therefor or the relevance or scope thereof, shall be determined by the arbitrator, which determination shall be conclusive. All expenses and fees of the arbitrator and expenses for hearing facilities, stenographers and other expenses of the arbitration shall be borne equally by both parties unless the arbitrator in the award assesses such expenses against one of the parties other than equally. Each party shall bear its own counsel fee and the expenses of its witnesses except to the extent otherwise provided in the Agreement. Any attorney who serves as an arbitrator shall be required to agree to do so for a fee based on his or her current hourly rate for handling commercial matters. The arbitration proceedings conducted pursuant hereto shall be confidential. Neither party shall disclose any information about the evidence adduced by the other in the arbitration proceedings or about documents produced by the other in connection with the proceeding except in the course of a judicial, regulatory or arbitration proceeding or as may be requested by governmental authority. Before making any disclosure permitted by the preceding sentence, the party intending to make such disclosure shall give the other party reasonable written notice of the intended disclosure and afford the other party opportunity to protect its interests. The arbitrator(s) expert witnesses and stenographic reporters shall sign appropriate nondisclosure agreements in order to effectuate this agreement of the parties as to confidentiality. The arbitrator(s) shall set forth their findings of fact and conclusions of law and shall render an award based thereon. Upon application to the court for an order confirming, modifying or vacating the award, the court shall have the power to review (a) whether the findings of fact rendered by the arbitrator(s) are supported by substantial evidence and (b) whether, as a matter of law based on such findings of fact, the award should be affirmed, modified or vacated. Upon such determination, judgment shall be entered in favor of either party consistent herewith.

     26.5 Nothing herein will be construed to prevent Lender's or Borrower's use of bankruptcy, receivership, injunction, repossession, replevin, claim and delivery, sequestration, seizure, attachment, foreclosure, or any other prejudgment or provisional action or remedy relating to any Collateral for any current or future debt owed by either party to the other. Any such action or remedy will not waive Lender's or Borrower's right to compel arbitration of any Dispute. If either Lender or Borrower brings any other action for judicial relief with respect to any Dispute, the party bringing such action will be liable for and immediately pay all of the other party's costs and expenses (including attorney's fees) incurred to stay or dismiss such action and remove or refer such Dispute to arbitration.

This Loan Agreement has been executed as of the date first above written.

LENDER:                                   BORROWER:
John Deere Construction Equipment         RDO Agriculture Equipment Co.
Company


By:  /s/ James A. Israel                  By:  /s/ Thomas K. Espel
     ---------------------------------         ---------------------------------


Its: Sr. Vice President                   Its: CFO/Treasurer
     ---------------------------------         ---------------------------------
     Deere Credit Services, Inc.

John Deere Company, a Division of         RDO Construction Equipment Co.
Deere & Company


By:  /s/ James A. Israel                  By:  /s/ Thomas K. Espel
     ---------------------------------         ---------------------------------


Its: Sr. Vice President                   Its: CFO/Treasurer
     ---------------------------------         ---------------------------------

Deere Credit, Inc.


By:  /s/ James A. Israel
     ---------------------------------


Its: Sr. Vice President
     ---------------------------------

                                    Exhibit A
                Borrowing Base Certificate for RDO Equipment Co.
                  Financial Statement Date (As of ____________)

                        CALCULATION OF THE BORROWING BASE

                                                                  Advance       Category        Borrowing
                Borrowing Base                   Net Book Value     Rate        Sublimit       Base Amount
------------------------------------------------------------------------------------------------------------
EQUIPMENT INVENTORY
     New Deere Construction Equipment                               95%
     New Other Construction Equipment                               95%
     Used Deere Construction Equipment                              95%
     Used Other Construction Equipment                              95%
                                                 -------------
       TOTAL ELIGIBLE CONSTRUCTION EQUIPMENT                                  $105,000,000
                                                 -------------
     New Deere Agricultural Equipment                               95%
     New Other Agricultural Equipment                               95%
     Used Deere Agricultural Equipment                              95%
     Used Other Agricultural Equipment                              95%
                                                 -------------
        TOTAL ELIGIBLE AGRICULTURAL EQUIPMENT                                  $20,000,000
                                                 -------------

                                                                                              --------------
TOTAL BORROWING BASE AMOUNT
                                                                                              --------------
************************************************************************************************************
CALCULATION OF THE UNUSED LINE OF CREDIT

1.  Credit Line Commitment                                                                   $105,000,000.00
2.  Total Borrowing Base Amount
3.  Outstanding Balance (as of )
4.  Outstanding Leases to Borrower and Subsidiaries
                                                                                            ----------------
4.  Unused Line of Credit (smaller of 1 or 2, less 3 and 4)
------------------------------------------------------------------------------------------------------------


Borrower furnishes this Certificate to Lender in accordance with Borrower's obligations under Section 6 of the Amended and Restated Loan Agreement dated ___________. Borrower certifies that (a) the equipment included in the Inventory is unencumbered by any Liens except for Permitted Liens, (b) the computation of the Borrowing Base set forth above complies with all applicable provisions of the Loan Agreement, (c) the information has been prepared from the books and records of Borrower in accordance with generally accepted accounting principles, consistently applied. This Certificate fully and fairly represents the status of Borrower's Inventory as of ________________ (the "Certificate Date").


By:                                           Date:
       -----------------------------------           ---------------------------
Title:
       -----------------------------------

                                    EXHIBIT B

                                NOTE FOR ADVANCE


Date of Advance:
                     --------------------

Amount of Advance:
                     --------------------

This Advance was made pursuant to, and shall be repaid according to, the terms of the Amended and Restated Loan Agreement between RDO Agriculture Equipment Co. ("RDO Agriculture") and RDO Construction Equipment Co. ("RDO Construction") (RDO Agriculture and RDO Construction are collectively referred to herein as the "Borrower") and John Deere Construction Equipment Company, Deere Credit, Inc., and John Deere Company, a Division of Deere & Company (collectively referred to as the "Lender"). Borrower promises to repay this Advance to the order of Lender according to the terms of that agreement.

Please select one of the following payment methods.

[ ]  The amount requested to be paid by Electronic Settlement (ESETT).

[ ]  The amount requested to be paid by ACH transfer.

[ ]  The amount request to be paid by Wire Transfer.

[ ]  The amount request to be paid by Other (specify) _________________________.


Advance Requested on Behalf of RDO Equipment Co.

By:
     ----------------------------------


Its:
     ----------------------------------


********************************************************************************
                               FOR OFFICE USE ONLY
********************************************************************************
                      Authorization for Wire or Telepayment

TO: RDO Equipment Co.

[ ]  Amount of Advance requested above is approved.

Please pay by:

[ ]  ACH Transfer.  DEALER IS SET UP FOR ACH.

  Wire Transfer.        Wire Instructions:   Bank Name:   ______________________
                                             Address:     ______________________
                                             ABA Routing: ______________________
                                             Account #:   ______________________

Account to Debit:

Approval
         ---------------------------------
                  Division Manager